UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

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HomeStreet, Inc.

(Name of Registrant as Specified In Its Charter)

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On May 16, 2019, HomeStreet, Inc. disseminated the following letter to shareholders and may in the future send or use the same or substantially similar communications from time to time:

To our fellow Shareholders,

This past year we have made significant progress toward achieving our long-term strategic goal of becoming a leading West Coast regional bank.

The components of our strategic plan include:

●	Growing and diversifying our commercial loan portfolio with a focus on expanding commercial and industrial (“C&I”) lending
●	Growing core deposits to improve deposit mix and support asset growth
●	Improving operating efficiency while investing in growth
●	Expanding product offerings and improving technology as a fast-follower
●	Growing market share in our highly attractive West Coast metropolitan markets

In 2017 and 2018, we implemented significant cost-saving initiatives, primarily in our mortgage banking segment, as part of our efforts to improve operating efficiency and profitability. Despite these actions, our mortgage banking business continued to be challenged by lower revenue due to the decrease in lending volumes as a result of rising interest rates and low availability of new and resale homes, declining profit margins and an increase in the cost of producing mortgages as a result of increased investor and regulatory requirements. At the same time, we did not receive the regulatory capital relief related to our mortgage servicing rights that we have been expecting, and such relief is now uncertain.

Our mortgage banking business has been a critical component of our success, providing the earnings and capital to save the company during the recession and to build our Commercial and Consumer Banking business following our IPO. Without a near-term catalyst for improvement, the Board of Directors, after careful analysis and considering the long-term interests of HomeStreet and our shareholders, made the difficult decision to adopt a plan to exit the large-scale, home loan center-based mortgage origination and servicing business.

As a result, we are executing a series of transactions that, when completed, will redefine our business and continue our record of creating long-term value for all of our stakeholders. In March 2019 we sold approximately 71% of our portfolio of single-family mortgage servicing rights as of December 31, 2018. In April, we entered into an agreement to sell substantially all of our stand-alone production and fulfillment offices related to our home loan center-based single-family mortgage origination business, and the transfer of related employees to the buyer. The transaction remains subject to certain employee and branch office state licensing requirements and other customary closing conditions, and is expected to be substantially completed in the second quarter of 2019.

These transactions will significantly reduce the size and scope of HomeStreet’s single-family mortgage operations, and align with our long-term strategic goal of reducing our reliance on this cyclical and volatile earning stream and increasing our reliance on the more stable earnings from our commercial and consumer banking business.

Going forward, our remaining single-family mortgage business will be integrated with our commercial and consumer banking business, with originations sourced through our retail branch network, online banking services, and affinity relationships, and will be positioned for profitability.

As part of these transactions, we also have undertaken a corporate-wide efficiency improvement project intended to go beyond the reductions in operating expenses and corporate overhead related to the mortgage banking business. We have engaged the services of well-known banking consultants to help us identify process improvements and opportunities for cost reductions beyond those we have already identified and to improve our overall operating efficiency. I look forward to reporting our targets and expected milestones for achieving these targets as we complete our analysis and create a plan for realizing these efficiencies.

Since 2017, we have opened five de novo retail branch locations, three in the Puget Sound area and two in Northern California. We have also consolidated two retail deposit branches located in central Washington into two nearby locations. We completed the acquisition of one retail deposit branch in San Marcos, California, in San Diego County, with approximately $75 million in deposits, with approximately $112 million of loans, and as part of that transaction also brought on a commercial lending team focused primarily on San Diego County, continuing our growth in that large and diverse market by adding a high quality commercial banking team with a great track record. Looking forward, as part of the efficiency improvement project, we have suspended the opening of any additional de novo retail deposit branch offices while we focus on growing deposits in our existing network.

While we have been busy with strategic changes, our core business has continued to perform well. During 2018, loans held for investment grew by 12%, deposits grew by 6%, while reducing headcount by 16%. Asset quality during this period remained strong, ending the year with nonperforming assets to total assets at 0.17%.

During 2018, we refreshed our Board of Directors by appointing Mark Patterson and Sandra Cavanaugh to our Board. Mark has brought to our Board the perspective of an institutional investor with a deep understanding of HomeStreet, having been a significant shareholder at his prior firm since our IPO, and Sandra has brought the experience of her 30 years of success in the financial services industry particularly in building and executing brand, product and distribution strategies in the asset management industry. Donald Voss, who joined our Board with the acquisition of Simplicity Bancorp, was appointed our new Lead Independent Director and his role as such was clarified in our bylaws.

Lastly, the Board of Directors has approved a share repurchase program for up to $75 million of our common stock (representing approximately 10% of our outstanding shares) to provide for the return of a portion of the surplus capital created by our strategic initiatives directly to our shareholders. This share repurchase program underscores our confidence in HomeStreet’s ongoing growth and success, the outlook for continued economic strength in our primary markets, and our confidence in HomeStreet’s future performance and long-term value creation for our shareholders.

We are also grateful that our shareholders have supported us as we implement these pieces of our strategic plan. As of May 10, 2019, our 2019 year-to-date total shareholder return has been 35.5% compared to 16.9% for the KBW Regional Bank Index, and for the year ended the same date our total shareholder return has been 5.3% compared to a decline of 9.6% for the KBW Regional Bank Index.

While there is still much work in front of us, on behalf of the entire Board of Directors we are proud of the hard work and dedication of our employees in achieving our strategic goals over the past year both those transitioning to the buyer of our mortgage offices and those that remain.

Finally, I want to thank you, our shareholders, for your continued support and confidence in our company.

Mark K. Mason

Chairman of the Board, President, and Chief Executive Officer

HomeStreet, Inc.

About HomeStreet, Inc.

HomeStreet, Inc. (Nasdaq:HMST) is a diversified financial services company headquartered in Seattle, Washington, serving consumers and businesses in the Western United States and Hawaii through its various operating subsidiaries. The company’s primary business is community banking, including: commercial real estate lending, commercial lending, residential construction lending, single family residential lending, retail banking, private banking, investment, and insurance services. Its principal subsidiaries are HomeStreet Bank and HomeStreet Capital Corporation. Certain information about our business can be found on our investor relations web site, located at http://ir.homestreet.com.

Important Additional Information and Where to Find It

The Company has filed a definitive proxy statement on Schedule 14A and accompanying WHITE proxy card with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for its 2019 Annual Meeting of Shareholders. SHAREHOLDERS ARE STRONGLY ADVISED TO READ THE COMPANY’S DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders may obtain a free copy of the proxy statement and accompanying WHITE proxy card, any amendments or supplements to the proxy statement and other documents that the Company files with the SEC from the SEC’s website at www.sec.gov or the Company’s website at http://ir.homestreet.com as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC.

Forward-Looking Statements

This release, as well as other information provided from time to time by HomeStreet or its employees, may contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. Forward-looking statements give the Company’s current beliefs, expectations and intentions regarding future events. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “should,” “will” and “would” and similar expressions (including the negative of these terms). These forward-looking statements involve risks, uncertainties (some of which are beyond the Company’s control) and assumptions. Although we believe that expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. The Company intends these forward-looking statements to speak only at the time of this release and the Company does not undertake to update or revise these statements as more information becomes available, except as required under federal securities laws and the rules and regulations of the SEC. Please refer to the risk factors discussed in the Company’s Annual Report on Form 10-K and 10-K/A for the fiscal year ended December 31, 2018 and subsequent periodic and current reports filed with the SEC (each of which can be found at the SEC’s website www.sec.gov), as well as other factors described from time to time in the Company’s filings with the SEC. Any forward-looking statement made by the Company in this release speaks only as of the date on which it is made.